                                                                  EXHIBIT (12)-1

                    BALTIMORE GAS AND ELECTRIC COMPANY (BGE)

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                                   12 MONTHS ENDED
                                                           ---------------------------------------------------------------
                                                            DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER
                                                              1995         1994         1993         1992         1991
                                                           -----------  -----------  -----------  -----------  -----------
                                                                               (THOUSANDS OF DOLLARS)
Net Income...............................................  $   338,007  $   323,617  $   309,866  $   264,347  $   233,681
Taxes on Income..........................................      172,388      156,702      140,833      105,994       88,041
                                                           -----------  -----------  -----------  -----------  -----------
Adjusted Net Income......................................  $   510,395  $   480,319  $   450,699  $   370,341  $   321,722
                                                           -----------  -----------  -----------  -----------  -----------

Fixed Charges:
  Interest and Amortization of Debt Discount and Expense
   and Premium on all Indebtedness.......................  $   206,666  $   204,206  $   199,415  $   200,848  $   213,616
  Capitalized Interest...................................       15,050       12,427       16,167       13,800       20,953
  Interest Factor in Rentals.............................        2,099        2,010        2,144        2,033        1,801
                                                           -----------  -----------  -----------  -----------  -----------
  Total Fixed Charges....................................  $   223,815  $   218,643  $   217,726  $   216,681  $   236,370
                                                           -----------  -----------  -----------  -----------  -----------

Preferred and Preference
  Dividend Requirements:
  Preferred and Preference Dividends.....................  $    40,578  $    39,922  $    41,839  $    42,247  $    42,746
  Income Tax Required....................................       20,434       19,074       18,763       16,729       15,916
                                                           -----------  -----------  -----------  -----------  -----------
  Total Preferred and Preference Dividend Requirements...  $    61,012  $    58,996  $    60,602  $    58,976  $    58,662
                                                           -----------  -----------  -----------  -----------  -----------

Total Fixed Charges and Preferred and Preference Dividend
 Requirements............................................  $   284,827  $   277,639  $   278,328  $   275,657  $   295,032
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------
Earnings (1).............................................  $   719,160  $   686,535  $   652,258  $   373,222  $   537,139
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------

Ratio of Earnings to Fixed
 Charges.................................................         3.21         3.14         3.00         2.65         2.27
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 and Preference Dividend
 Requirements............................................         2.52         2.47         2.34         2.08         1.82


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(1) Earnings  consist of adjusted  net income and  total fixed charges excluding capitalized interest.